EXHIBIT 99.1

LendingClub Appoints Ken Denman to its Board of Directors
Former Emotient CEO Brings Extensive Technology Leadership Experience

SAN FRANCISCO, CA – July 5, 2017 – LendingClub (NYSE: LC), America's largest online marketplace connecting borrowers and investors, today announces Kenneth Denman as the newest member of its Board of Directors. Effective June 28, 2017, Denman joins as a Class One director and will serve on the Audit and Compensation Committees.

“Ken is a seasoned executive and board member who will be invaluable as we continue to scale,” said Scott Sanborn, CEO of LendingClub. “His deep roots in technology – including AI and mobile – will provide great perspective as we continue to leverage data, technology, and our marketplace model to get people the credit they deserve while providing an easy and rewarding experience for our investors.”

Denman, a venture partner at Sway Ventures, has served as a CEO for over fifteen years leading corporate transformations for the likes of Emotient, Inc. (acquired by Apple in January 2016), Openwave Systems, Inc. (now Unwired Planet), and iPass, Inc. He has held executive roles at MediaOne Group, Inc., US WEST Communications Group and the Battelle Memorial Institute Laboratory.

“I’ve seen how technology can transform industries, and I am excited to support LendingClub as it continues to transform financial services,” said Denman. “The market potential is massive and this company, with the current leadership team in place, is incredibly well positioned. I’m looking forward to joining a team so dedicated to helping people achieve their financial goals.”

Denman is an active board member for Costco Wholesale Corp., ShoreTel, Inc., Mitek Systems, Inc., and Motorola Solutions, Inc. Denman formerly held board roles with Brightmail, Inc., Emotient, Inc., iPass, Inc., Openwave Systems, Inc. and United Online. He served as the Director of the Cellular Telecommunications & Internet Association (CTIA) from January 2011 to January 2012, and as a Director of United Online, Inc., from June 2015 to July 2016.

About LendingClub
LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub's online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. LendingClub is based in San Francisco, California. Currently, residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, or WY. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

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